Name-Change Merger Agreement of Vision Hydrogen Corporation and Vision Energy Corporation

This Name Change Merger Agreement (this "**Agreement**") is entered into as of November 1, 2022, by and between Vision Hydrogen Corporation, a Nevada corporation (the "**Parent**"), and Vision Energy Corporation, a Nevada corporation (the "**Subsidiary**").

WHEREAS, the boards of directors of each of the Parent and the Subsidiary have declared it advisable and to the advantage, welfare, and best interests of the corporations and their stockholders to merge the Subsidiary with and into the Parent pursuant to the provisions of the Nevada Revised Statutes ("**NRS**") Section 92A.180 and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Merger. The Subsidiary shall, pursuant to the provisions of the NRS 92A.180, be merged with and into the Parent, which shall be the surviving corporation from and after the date on which a certificate of merger is filed with the Secretary of State of the State of Nevada (the "**Effective Time**"), and which shall continue to exist under the name "Vision Energy Corporation", a Nevada corporation (the "**Surviving Corporation**"). The separate existence of the Subsidiary shall cease at the Effective Time in accordance with the provisions of the NRS.

2. Articles of Incorporation & Bylaws. The Articles of Incorporation and Bylaws of the Parent, as now in force and effect, shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation. Such Articles of Incorporation and Bylaws shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the NRS.

3. Directors and Officers. The directors and officers of the Parent in office at the Effective Time shall be the directors and officers of the Surviving Corporation in office at the Effective Time, all of whom shall hold their offices until the election and qualification of their respective successors or until their earlier removal, resignation or death in accordance with the bylaws of the Surviving Corporation.

4. Exchange of Capital Stock. At the Effective Time, each issued and outstanding share of common stock of the Subsidiary, par value $0.001 shall be cancelled. Each issued and outstanding share of common stock, par value $0.001 per share, of the Parent shall not be converted or exchanged in any manner, but as of the Effective Time shall represent one share of common stock of the Surviving Corporation.

5. Execution, Filing and Recordation. The Parent and the Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Nevada, and they will cause to be performed all necessary acts within the State of Nevada and elsewhere, to effectuate the merger herein provided for.

6. Termination. This Agreement may be terminated at any time prior to the filing thereof with the Secretary of the State of Nevada upon a vote of the directors of either the Parent or the Subsidiary. In the event of such termination, this Agreement shall forthwith become void and neither party nor its respective offers, directors or stockholder shall have any liability thereunder.

7. Amendment. This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

8. Further Assurances. Upon the reasonable request of either parties hereto, the other party shall execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

9. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

10. Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

[*Signatures page follows*]

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on the respective day and year set forth below.

VISION HYDROGEN CORPORATION

By: Matt Hidalgo
Matthew Hidalgo
Chief Financial Officer

VISION ENERGY CORPORATION

By: Matt Hidalgo
Matthew Hidalgo
President